Exhibit 99.2
HUBBELL INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the acquisition of Meter Readings Holding Group, LLC (“Aclara Technologies” or “Aclara”) by Hubbell Incorporated (“Hubbell” or the “Company”), which was completed on February 2, 2018. It is presented as follows:
· The unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 was prepared based on (i) the historical audited consolidated statement of income of Hubbell for the year ended December 31, 2017 and (ii) the historical audited consolidated statement of comprehensive loss of Aclara for the fiscal year ended September 30, 2017.
· The unaudited pro forma condensed combined balance sheet as of December 31, 2017 was prepared based on (i) the historical audited consolidated balance sheet of Hubbell as of December 31, 2017 and (ii) the historical audited consolidated balance sheet of Aclara as of September 30, 2017.
The financial periods required to be presented in this Current Report on Form 8-K/A are based on the Company's fiscal periods. While the Company and Aclara had different fiscal year ends, the information for Aclara in the pro forma condensed combined financial statement is within 93 days of the Company's fiscal year-end in accordance with Securities and Exchange Commission (“SEC”) Regulation S-X Rule 11-02(c)(3).
The merger is accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations”. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:
· adjustments to conform the accounting policies of Aclara to those of Hubbell;
· application of the acquisition method of accounting in connection with the merger;
· repayment of certain existing debt facilities by Aclara and new borrowings by Hubbell under new debt facilities in connection with the merger; and
· transaction costs in connection with the merger and related financing.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined companies financial position or results of operations actually would have been had the combination been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined companies. The accompanying unaudited pro forma condensed combined statement of income does not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and, except as stated above, transaction costs are reflected per the bullet points above.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles ("GAAP"). Hubbell is the acquirer in the merger for accounting purposes, and Aclara is the acquiree. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Hubbell intends to complete the valuations and other studies and will finalize the purchase price allocation as soon as practicable. The assets and liabilities of Aclara have been measured based on various preliminary estimates using assumptions that Hubbell believes are reasonable, based on information that is currently available. The pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma financial information prepared in accordance with the rules and regulations of the SEC. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined companies future results of operations and financial position.
The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Hubbell. Hubbell is in the process of performing a detailed review of Aclara’s accounting policies. As a result of that review, Hubbell may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined companies. Additionally, certain financial information of Aclara as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in Hubbell’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. There were no transactions between Hubbell and Aclara during the periods presented in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 assumes the merger occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 assumes the transaction occurred on December 31, 2017.
This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of Hubbell and Aclara:
· Separate historical consolidated financial statements of Hubbell as of and for the year ended December 31, 2017 and the related notes included in Hubbell’s Annual Report on Form 10-K for the year ended December 31, 2017 that Hubbell filed with the SEC on February 15, 2018 (the “2017 Hubbell financial statements”); and
· Separate historical consolidated financial statements of Aclara as of and for the fiscal year ended September 30, 2017 and the related notes included as Exhibit 99.1 in the accompanying filing (the “Aclara financial statements”).

Pro Forma Condensed Combined Statement of Income
(unaudited)
Twelve Months Ended December 31, 2017
(in millions, except per share amounts)

	Hubbell	Aclara	Accounting Policy and Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Net sales	$3,668.8	$489.4	$1.0	7a	$—		$4,159.2
Cost of goods sold	2,516.9	334.0	41.8	7b	18.9	6a	2,911.6
Gross profit	1,151.9	155.4	(40.8)		(18.9)		1,247.6
Selling & administrative expenses	648.2	139.3	(41.8)	7b	(11.3)	6b	734.4
Operating income	503.7	16.1	1.0		(7.6)		513.2
Operating income as a % of Net sales	13.7%	3.3%					12.3%
Interest expense, net	(44.0)	(30.5)	—		(4.2)	6c	(78.7)
Loss on extinguishment of debt	(10.1)	—	—		—		(10.1)
Other expense, net	(6.5)	(3.4)	(1.0)	7a	—		(10.9)
Total other expense, net	(60.6)	(33.9)	(1.0)		(4.2)		(99.7)
Income (loss) before income taxes	443.1	(17.8)	—		(11.8)		413.5
Provision (benefit) for income taxes	193.2	(5.5)	—		(6.0)	6d	181.7
Net income (loss)	249.9	(12.3)	—		(5.8)		231.8
Less: Net income attributable to noncontrolling interest	6.8	0.1	—		—		6.9
Net income attributable to Hubbell	$243.1	$(12.4)	$—		$(5.8)		$224.9
Earnings Per Share:
Basic	$4.42						$4.09
Diluted	$4.39						$4.06
Cash dividends per common share	$2.87						$2.87
Weighted average number of shares outstanding:
Basic	54.8						54.8
Diluted	55.1						55.1

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Pro Forma Condensed Combined Balance Sheet
(unaudited)
December 31, 2017
(in millions)

	Hubbell	Aclara	Accounting Policy and Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$375.0	$4.4	$—		$—		$379.4
Short-term investments	14.5	—	—		—		14.5
Accounts receivable, net	540.3	120.9	—		—		661.2
Inventories, net	634.7	55.8	—		7.0	5a	697.5
Other current assets	39.6	23.1	—		—		62.7
TOTAL CURRENT ASSETS	1,604.1	204.2	—		7.0		1,815.3
Property, plant and equipment, net	458.3	30.4	—		—		488.7
Investments	57.7	—	—		—		57.7
Goodwill	1,089.0	222.2	—		470.9	5b	1,782.1
Intangible assets, net	460.4	76.0	—		368.0	5c	904.4
Other long-term assets	51.1	30.4	(11.2)	7c	(19.2)	5d	51.1
TOTAL ASSETS	$3,720.6	$563.2	$(11.2)		$826.7		$5,099.3
LIABILITIES AND EQUITY
Short-term debt, and current portion of long-term debt	$68.1	$4.5	$—		$220.5	5e	$293.1
Accounts payable	326.5	76.1	—		—		402.6
Accrued salaries, wages and employee benefits	76.6	9.7	—		—		86.3
Accrued insurance	60.0	—	—		—		60.0
Other accrued liabilities	174.9	38.8	—		8.4	5f	222.1
TOTAL CURRENT LIABILITIES	706.1	129.1	—		228.9		1,064.1
Long-term debt	987.1	466.2	—		449.1	5g	1,902.4
Other non-current liabilities	379.5	37.3	(8.1)	7d	85.3	5h	494.0
TOTAL LIABILITIES	2,072.7	632.6	(8.1)		763.3		3,460.5
Shareholders’ Equity	1,634.2	(71.8)	(3.1)	7e	63.4	5i	1,622.7
Noncontrolling interest	13.7	2.4	—		—		16.1
TOTAL EQUITY	1,647.9	(69.4)	(3.1)		63.4		1,638.8
TOTAL LIABILITIES AND EQUITY	$3,720.6	$563.2	$(11.2)		$826.7		$5,099.3

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1. Description of Transaction
On December 26, 2017, Hubbell announced that it entered into an Agreement and Plan of Merger on December 22, 2017 by and among Meter Readings Holding Group, LLC (“Aclara”), Hubbell Power Systems, Inc., a wholly owned subsidiary of the Company, Yellow Merger Sub, Inc., an indirect wholly owned subsidiary of the Company (“Merger Sub”), Sun Meter Readings, LP, as representative for Aclara’s members and optionholders, and, for the limited purposes set forth therein, the Company, pursuant to which the Company agreed to acquire Aclara. The acquisition was structured as a reverse triangular merger pursuant to which Merger Sub merged with and into Aclara in accordance with Delaware law (the “Merger”), with Aclara surviving the Merger as a wholly owned indirect subsidiary of the Company. The transaction closed on February 2, 2018.
Hubbell financed the cash consideration of approximately $1.1 billion for the Merger by borrowing $500 million under a Term Loan Agreement with a syndicate of lenders ("Term Loan Agreement"), issuing $450 million of long-term, unsecured, senior notes maturing in 2028, and funding the remaining purchase price and transaction expenses with the issuance of commercial paper.
Beginning with 2018 first quarter reporting, Aclara will be included in Hubbell's Power reporting segment.

2. Basis of Presentation
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of income, are expected to have a continuing impact on the results of operations of the combined companies.
The Merger is treated as a business combination for accounting purposes, with Hubbell as the accounting acquirer and Aclara as the acquiree. Therefore, the historical basis of Hubbell’s assets and liabilities are not affected by the Merger, and the accounting policies of Hubbell are applied (see Notes 3 and 7).
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” ("ASC 820").
ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets.
Fair value measurements can be highly subjective and it is possible that the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
Fair value estimates were determined based on preliminary discussions between Hubbell and Aclara management, due diligence efforts, preliminary valuation results and information available in the attached Aclara financial statements. The allocation of the acquisition consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change upon completion of valuation and other studies (see Note 4).

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined companies. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the Merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined companies. Further, one-time transaction-related expenses incurred prior to, or concurrent with, the closing of the Merger are not included in the unaudited pro forma condensed combined statement of income. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and if not already paid as of the balance sheet date, as an increase to accrued liabilities.

3. Accounting Policies
Hubbell has completed a preliminary review of accounting policies for purposes of the unaudited pro forma condensed combined financial information, during which Hubbell identified the following differences in accounting policies:
Enactment of Public Law 115-97, “An Act to Provide Reconciliation Pursuant to Title II and V of the Concurrent Resolution of the Budget for Fiscal Year 2018.” This law is commonly referred to as the Tax Cuts and Jobs Act of 2017 (“TCJA”).
In response to the TCJA, which was signed into law on December 22, 2017, the SEC's Office of the Chief Accountant published Staff Accounting Bulletin 118 (“SAB 118”). SAB 118 addresses the requirements to account for the impact of a change in tax law or tax rates in the period of enactment. Specifically, SAB 118 provides guidance for issuers that are not able to complete the accounting for the income tax effects of the TCJA by the time financial statements are issued for the reporting period that includes the enactment date (“enactment period financials”).
Pursuant to SAB 118, if the accounting for specific income tax effects of the TCJA is incomplete at the time the financial statements are issued, a company should provide a provisional amount for specific income tax effects for which a reasonable estimate can be determined. For any specific income tax effects of the TCJA for which a reasonable estimate cannot be determined because additional information, data, analysis or preparation is required, a company should not report a provisional amount but continue to apply the rules in effect immediately prior to enactment. For income tax effects for which a company was not able to determine a reasonable estimate in the enactment period financials, a provisional amount must be recorded in the first reporting period in which a reasonable estimate can be determined.
Under SAB 118, the measurement period for accounting for the TCJA begins in the period of enactment and ends when an entity has obtained, prepared and analyzed the information necessary to complete the accounting requirements under ASC 740, “Income Taxes” (the “measurement period”), but in no event can the measurement period extend beyond one year from the TCJA’s enactment date. Any provisional amount or adjustment to a provisional amount included in a company’s financial statements during the measurement period should be included in income from continuing operations as an adjustment to tax expense or benefit in the reporting period the amounts are determined.
Hubbell adoption of the TCJA
As of December 31, 2017, the Company had not completed its assessment of the accounting impact of the tax effects of enactment of the TCJA and, accordingly, the Company's accounting is provisional as of and for the year ended December 31, 2017. Where the Company has been able to make a reasonable estimate of the impact, it has accounted for such provisional impact in the accompanying 2017 Hubbell financial statements. In other cases, the Company has not yet been able to determine a reasonable estimate and continues to account for those items based on its existing accounting under ASC 740, and the provisions of the tax laws that were in effect immediately prior to enactment of the TCJA. For items related to the TCJA for which the Company was able to determine a reasonable estimate, the Company recognized in 2017 a provisional tax amount of approximately $57 million, which is included as a component of income tax expense from continuing operations.
The TCJA is complex and includes significant changes to the Internal Revenue Code which impact the Company. To complete the accounting associated with the TCJA, the Company will continue to review the technical tax interpretations associated with the underlying law, monitor state legislative changes, and review U.S. federal and state guidance as it is issued. Further, the Company will continue to accumulate and refine the relevant data and computational elements needed to finalize its accounting during the measurement period.
While certain of the provisions of the TCJA are generally effective January 1, 2018, several provisions impact the 2017 Hubbell financial statements.

The 2017 Hubbell financial statements reflect provisional estimates for the one-time transition tax on the untaxed post-1986 earning and profits (“E&P”) of the Company's foreign subsidiaries. In addition, the Company revalued its U.S. federal deferred tax assets and liabilities based on tax rates at which they are expected to reverse in the future, which is generally 21%.
Prior to the enactment of the TCJA, the Company had not provided for taxes on the undistributed earnings of its foreign subsidiaries as the Company either reinvested or intended to reinvest those earnings outside of the United States. As of December 31, 2017, the Company had subsidiaries in 17 countries outside the U.S. However, as a result of the TCJA, the Company plans to repatriate a portion of its foreign earnings and has included a provisional tax amount in the 2017 Hubbell financial statements related to certain of the Company's outside basis differences. As of December 31, 2017, the remaining undistributed foreign earnings were approximately $720 million. The Company has not included a provisional amount for the income tax effects of a repatriation of this balance because it has not determined a reasonable estimate related to it.
The Company also evaluated the impact of the TCJA on its uncertain tax positions as well as its state and foreign tax liabilities and in 2017 recorded provisional estimates of these impacts.
Pro forma presentation of the impact of the TCJA on Aclara's financial information
The information included in the attached audited Aclara financial statements for the fiscal year ended September 30, 2017 do not reflect any impact relating to the TCJA, as the law was enacted after September 30, 2017. As part of the pro forma condensed combined balance sheet, the Company included an adjustment related to a provisional tax amount for the impact of revaluing Aclara's U.S. federal deferred tax assets from 35% to the newly enacted rate of 21% (refer to Note 7 for further information on the adjustment). The Company is not able to determine a reasonable estimate in these pro forma financial statements and thus has not recorded an amount for any of the remaining Aclara related impacts of the TCJA.

4. Preliminary Purchase Price Allocation
The following is a preliminary estimate of the assets acquired and the liabilities assumed by Hubbell in the Merger, as of the pro forma condensed combined balance sheet date, reconciled to the estimated acquisition consideration (in millions):

Cash	$4.4
Accounts receivable	120.9
Inventories	62.8
Other current assets	23.1
Property, plant and equipment	30.4
Intangible assets	444.0
Accounts payable	(76.1)
Other accrued liabilities	(56.9)
Deferred tax liabilities	(85.3)
Other non-current liabilities	(34.2)
Noncontrolling interest	(2.4)
Goodwill	693.1
Total Estimate of Consideration Transferred, Net of Cash Acquired	$1,119.4

5. Balance Sheet Pro Forma Adjustments
The following represents an explanation of the various adjustments to the unaudited pro forma condensed combined balance sheet:

(a) Inventories
Represents an adjustment of $7.0 million to increase the carrying value of Aclara's inventories to its preliminary estimated fair value.

(b) Goodwill
Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets, net of liabilities. The estimated goodwill is attributable primarily to expected synergies, expanded market opportunities, and other expected benefits that the Company believes will result from combining its operations with the operations of Aclara. The historical goodwill of Aclara resulting from their prior asset acquisitions is expected to be deductible for tax purposes. Any incremental goodwill created in the Merger is not deductible for tax purposes.

(in millions)
Elimination of Aclara goodwill	$(222.2)
Goodwill acquired	693.1
Total	$470.9

(c) Intangible Assets
Represents the adjustment to record the preliminary estimated fair value of intangibles of approximately $444.0 million and the write-off of the historic book value of Aclara's intangibles prior to the Merger. The estimated fair value of the identifiable intangible assets and their estimated weighted-average useful lives in years are as follows (in millions, except for weighted average estimated useful lives):

	Estimated Fair Value	Weighted Average Estimated Useful Life
Patents, tradenames and trademarks	$55.0	20.0
Customer relationships	204.0	17.0
Developed technology	185.0	13.0
Elimination of Aclara intangible assets	(76.0)
Total	$368.0

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the asset's highest and best use. This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized during the one year measurement period.

(d) Other long-term assets
Represents the reduction in Aclara's Capitalized software, net balance of approximately $19.2 million, as the related balance is reflected within the acquired Developed technology intangible assets. Refer to Note 5(c) above regarding the valuation of Developed technology intangible assets.

(e) Short-term debt and current portion of long-term debt
Short-term debt and current portion of long-term debt has been adjusted for the following (in millions):

Issuance of commercial paper by Hubbell (1)	$200.0
Current portion of the $500 million Term Loan issued by Hubbell (2)	25.0
Extinguishment of Aclara's outstanding current portion of long-term debt (3)	(4.5)
Total	$220.5
(1) To fund the Merger and acquisition related costs, Hubbell issued $200 million of commercial paper.
(2) To fund the Merger, Hubbell borrowed $500 million under a Term Loan Agreement due in 2023. Borrowings under the Term Loan Agreement will amortize in equal quarterly installments of 5% per year in year one, 5% per year in year two, 7.5% per year in year three, 10% per year in year four, and 10% per year in year five, and any remaining borrowings under the Term Loan Agreement are due and payable in full in February 2023.
(3) Represents the reduction in Aclara's historical outstanding current portion of long-term debt for the extinguishment of debt in connection with the Merger.

(f) Other accrued liabilities
Represents an adjustment of $8.4 million to increase other accrued liabilities relating to transaction costs incurred by Hubbell and Aclara after December 31, 2017. See Note 5(i) for further information.

(g) Long-term debt
Long-term debt has been adjusted for the following (in millions):

Issuance of $450 million public notes due 2028 by Hubbell (1)	$442.6
Issuance of $500 million Term Loan issued by Hubbell (2)	472.7
Extinguishment of Aclara's outstanding long-term debt (3)	(466.2)
Total	$449.1
(1) To fund the Merger, Hubbell completed a public offering of $450 million of long-term unsecured, senior notes maturing in February 2028 and bearing interest at a fixed rate of 3.50%. Net proceeds from the issuance were $442.6 million after deducting the discount on the notes and offering expenses paid by Hubbell.
(2) To fund the Merger Hubbell borrowed $500 million under the Term Loan Agreement due in 2023. Borrowings under the Term Loan Agreement will amortize in equal quarterly installments of 5% per year in year one, 5% per year in year two, 7.5% per year in year three, 10% per year in year four, and 10% per year in year five, and any remaining borrowings under the Term Loan Agreement are due and payable in full in February 2023. Net proceeds from the issuance were $497.7 million after deducting offering expenses paid by Hubbell, inclusive of $25 million classified as short-term debt.
(3) Represents the reduction in Aclara's historical outstanding long-term debt which consisted of $429.2 million under a Term Loan Agreement and $37.0 million under a revolving line of credit, for the extinguishment of debt in connection with the Merger.

(h) Other non-current liabilities
Represents the adjustment of $85.3 million to record deferred income tax liabilities as a result of the purchase accounting associated with book to tax differences. A weighted average statutory rate was utilized to calculate the deferred income tax adjustment.

(i) Total Shareholders' Equity
Represents the elimination of Aclara's contributed capital, accumulated other comprehensive loss, and accumulated deficit, and the reduction of retained earnings related to transaction costs incurred by Hubbell and Aclara as a result of the Merger.
Shareholders' equity has been adjusted for the following (in millions):

Elimination of Aclara's contributed capital	$(121.3)
Elimination of Aclara's accumulated other comprehensive loss	1.4
Elimination of Aclara's accumulated deficit	191.7
Hubbell transaction costs (1)	(8.4)
Total	$63.4
(1) Represents the reduction to retained earnings related to transaction costs incurred by Aclara and Hubbell on or prior to the completion of the Merger that have not been reflected in the pro forma condensed combined statement of income, and which primarily relates to financing, investment banking, advisory, legal, valuation and other professional fees, net of the income tax benefit of these transaction costs. Not included in these costs are employee or integration-related costs such as severance, restructuring or other costs anticipated to be incurred to achieve ongoing operating synergies following the close of the Merger. See Note 5(f).

6. Statement of Income Pro Forma Adjustments
The following outlines the various adjustments to the unaudited pro forma condensed combined statement of income:

(a) Cost of goods sold
The increase to cost of goods sold is composed of the following (in millions):

Elimination of Aclara amortization for identified intangible assets (1)	$(6.0)
Amortization of acquired identified intangible assets (1)	24.9
Total	$18.9

(1) The adjustment made to cost of goods sold includes $18.9 million for the year ended December 31, 2017 of additional amortization expense due to the identification of intangible assets in purchase accounting discussed in Note 5(c).

For each increase or decrease of $50 million to the adjustment to intangible assets with a useful life greater than one year, assuming a weighted average useful life of 12.7 years, amortization expense recorded in cost of goods sold would increase or decrease by $6.6 million for the year ended December 31, 2017.

(b) Selling and administrative expenses
The decrease to selling and administrative expenses is composed of the following (in millions):

Elimination of Aclara amortization for identified intangible assets (1)	$(20.2)
Amortization of acquired identified intangible assets (1)	15.6
Transaction costs (2)	(6.7)
Total	$(11.3)

(1) The adjustment made to selling and administrative expenses includes $4.6 million for the year ended December 31, 2017 of a net reduction in amortization expense due to the identification of intangible assets in purchase accounting discussed in Note 5(c).

For each increase or decrease of $50 million to the adjustment to intangible assets with a useful life greater than one year, assuming a weighted average useful life of 17.9 years, amortization expense recorded in selling and administrative expenses would increase or decrease by $3.1 million for the year ended December 31, 2017.

Pro forma amortization has been estimated on a preliminary basis and only includes additional amortization expense for definite-lived intangible assets with an estimated useful life greater than one year. The customer relationship and developed technology intangible assets acquired will be amortized using an accelerated method that reflects the pattern in which economic benefits of the intangible assets are consumed and results in higher amortization in the earlier years of the asset's useful life.

The total estimated impact to cost of goods sold and selling, general and administrative expenses is summarized below (in millions, except estimated useful life):

	Estimated Fair Value	Weighted Average Estimated Useful Life	Estimated Amortization Expense
Acquired definite-lived intangible assets with estimated useful lives greater than one year	$444.0	15.7	$40.5
Aclara historical amortization expense			(26.2)
Pro forma amortization expense			$14.3

Amortization of the fair value adjustment assuming a January 1, 2017 transaction date is expected to be recognized as follows (in millions):

Amortization
Year 1	$40.5
Year 2	44.4
Year 3	42.3
Year 4	40.6
Year 5	33.9
Thereafter	242.3
Total	$444.0
(2) The adjustment made to selling and administrative expenses includes $6.7 million of transaction costs that were recorded in Hubbell's results for the year ended December 31, 2017. Transaction costs include primarily professional services and other fees that were incurred in connection with the Merger.

(c) Interest expense
For the year ended December 31, 2017, pro forma interest expense represents an increase to interest expense of $4.2 million, composed of (i) $15.8 million of additional interest expense calculated based on the $450 million of long-term unsecured senior notes bearing interest at a fixed rate of 3.50%, (ii) $13.1 million of additional interest expense calculated based on a $500 million term loan at 2.69% representing the adjusted LIBOR rate plus an applicable margin, (iii) $4.0 million of additional interest expense calculated based on $200 million of commercial paper bearing interest at 1.98%, (iv) an increase of $1.3 million relating to amortization expense of capitalized deferred financing costs for the $500 million term loan and $450 million of long-term unsecured senior notes, (v) a decrease of $27.7 million as a result of the interest expense relating to Aclara's preexisting debt facilities, (vi) a decrease of $2.0 million related to elimination of amortization expense related to Aclara’s preexisting deferred financing costs, and (vii) a decrease of $0.3 million related to the elimination of amortization expense related to deferred financing costs of Hubbell's potential bridge loan facility that was arranged by Hubbell as an alternative financing source in connection with the Merger, but not used. A 1/8 percent increase or decrease in the interest rates for the variable rate debt assumed above would result in an aggregate increase or decrease to interest expense of $0.9 million in the period.

(d) Benefit from income taxes
Represents the income tax effect of $6.0 million on the pro forma adjustments presented in the unaudited pro forma condensed combined statement of income. The pro forma adjustments pertain primarily to the U.S. tax jurisdiction and are subject to a 35% federal tax rate, plus applicable state taxes. However, certain Merger-related pro forma adjustments, that were adjustments to the historical results, reflect limitations on deductibility.

7. Accounting Policy and Reclassification Adjustments
The following outlines the various adjustments to the unaudited pro forma condensed combined statement of income:

(a) Royalty income
For the year ended December 31, 2017, Net sales includes a $1.0 million reclassification of royalty income from Other income (expense), net, to Net sales, consistent with Hubbell's accounting policy.

(b) Research and development expense
For the year ended December 31, 2017, Cost of goods sold includes a $41.8 million reclassification of research and development expense from Selling & administrative expenses, consistent with Hubbell's accounting policy.

The following outlines the various adjustments to the unaudited pro forma condensed combined balance sheet:

(c) Other long-term assets

Represents the adjustment to reclass $11.2 million of deferred tax assets to reflect the application of ASC 740 deferred tax netting on a jurisdictional basis. See Note 7(d) for the related discussion of the deferred tax liability.

(d) Other non-current liabilities
Represents the adjustment to reflect the reclassification of $11.2 million of deferred tax assets to reflect the application of ASC 740 deferred tax netting on a jurisdictional basis. See Note 7(c) for the related discussion of the deferred tax liability.
Represents an adjustment to deferred tax liabilities of $3.1 million to reflect the impact of revaluing Aclara's U.S. federal deferred tax assets from 35% to the newly enacted rate of 21% resulting from the December 22, 2017 enactment of the TCJA.

(e) Shareholders' equity
Represents the adjustment to decrease retained earnings by $3.1 million to reflect the impact of revaluing Aclara's U.S federal deferred tax assets from 35% to the newly enacted rate of 21% relating to the impact of the TCJA. See Note 7(d).